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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ____________________________________


                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                      ____________________________________


        Date of Report (Date of earliest event reported)  January 18, 2006


                           Madison River Capital, LLC
             (Exact Name of Registrant as Specified in Its Charter)




           Delaware                      333-36804             56-2156823
-------------------------------   ----------------------  ------------------

(State or Other Jurisdiction of   Commission File Number    (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)


                             103 South Fifth Street
                          Mebane, North Carolina 27302
          ------------------------------------------------------------

          (Address of Principal Executive Offices, Including Zip Code)

                                 (919) 563-1500
              ----------------------------------------------------

              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
        (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
        CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 4.02.  Non-Reliance on Previously Issued Financial Statements or a
              Related Audit Report or Completed Interim Review.

(a) On January 18, 2006, the Audit Committee of the Board of Managers of Madison River Capital, LLC (the "Company"), in consultation with management, determined that the Company's consolidated financial statements and other financial information for fiscal years 1998 through 2004 and for the previously issued fiscal year 2005 interim periods should be restated to correct the accounting for certain incentive compensation expenses. Accordingly, the financial statements contained in the Company's filings with the Securities and Exchange Commission for these periods should no longer be relied upon. The Company intends to file, as soon as practicable, a Form 10-K/A for the fiscal year ended December 31, 2004, which will include restated consolidated financial statements for the three years ended December 31, 2004 and in addition will include the restatement of selected financial data for fiscal years 2001 and 2000. In addition, the Company intends to file, as soon as practicable, a Form 10-Q/A for each of the first three quarters of 2005 restating the financial statements for such periods.


       The Company has determined that compensation expense recorded in prior periods for incentive awards granted to employees principally under the Company's long-term incentive plan (the "LTIP") should not have been recognized. LTIP awards were amortized into expense over the twelve months following the date of the award and were recognized as an unsecured obligation of the Company. In reviewing its accounting for these incentive awards, the Company determined that it had incorrectly accounted for these awards as a fixed obligation of the Company, whereas they should have been accounted for as an equity-based plan following the guidelines of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, that is consistent with the guidance provided in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.


       At September 30, 2005 and December 31, 2004, the Company had approximately $21.0 million and $22.4 million, respectively, accrued for the incentive awards.


       To correct this error in each period restated, the Company will reverse the expenses for the incentive awards recognized in the period as well as the related deferred income tax effects of the awards. In addition, certain corrections to the consolidated balance sheets, statements of member's capital and statements of cash flows for these periods will be made.


       As payment of incentive awards would be made only upon the occurrence of a liquidity event, settlement of these awards would not require operating cash of the Company and such expenses were therefore considered non-cash expenses by the Company. These non-cash compensation expenses did not result in current deductions on the Company's income tax returns.


       In addition, the Company expects that as a result of these corrections, certain cost studies will be revised resulting in a reduction of local service revenues. On a pre-tax basis, the Company expects these adjustments to reduce local service revenues in 2004 by approximately $200,000 to $225,000 and to reduce local service revenues in the first nine months of 2005 by $25,000 to $35,000.


       When the Company restates its financial statements for the aforementioned periods, it will also correct the presentation of telephone
plant and equipment on its consolidated balance sheets.   The Company
previously presented telephone plant and equipment acquired at the acquiree's net book value. In reviewing this presentation for telephone plant and equipment, the Company determined that it is more appropriate to present the telephone plant and equipment and the associated accumulated depreciation acquired in these transactions at their respective gross amounts as recorded on the acquiree's balance sheet in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, and to be consistent with industry practice. The impact from this correction of the balance sheet presentation is a reclassification on the balance sheet only and will not change net telephone plant and equipment, total assets, member's capital or net income (loss) as previously reported.

       The Company's management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with Ernst & Young LLP, the Company's independent registered public accounting firm.

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                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      MADISON RIVER CAPITAL, LLC


Date:  January 20, 2006           /s/  PAUL H. SUNU
                                  ------------------------------------------

                                  Name:   Paul H. Sunu
                                  Title:  Managing Director, Chief Financial
                                            Officer and Secretary